Kronos Worldwide, Inc.               Contact:  Gregory M. Swalwell
Three Lincoln Centre                           Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                   Financial Officer
Dallas, TX  75240-2697                         (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE
---------------------

[LOGO OMITTED]
                 KRONOS WORLDWIDE REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS...May 4, 2005...Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the first quarter of 2005 of $21.4 million, or $.44 per diluted share, compared with net income of $9.8 million, or $.20 per diluted share, in the first quarter of 2004.

Net sales of $291.9 million in the first quarter of 2005 were $28.6 million, or 11%, higher than the first quarter of 2004 due to the net effects of higher average TiO2 selling prices, lower sales volumes as well as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $11 million.

The Company's average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 8% higher in the first quarter of 2005 as compared to the first quarter of 2004. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, the Company's average selling prices in the first quarter of 2005 were 13% higher than the first quarter of 2004. Reflecting the continued implementation of price increase announcements, the Company's average selling prices in billing currencies in the first quarter of 2005 were 4% higher compared to the fourth quarter of 2004.

The Company's first quarter 2005 TiO2 sales volumes decreased 3% from the first quarter of 2004, due primarily to lower sales volumes in export markets. The Company's TiO2 production volumes were 4% higher in the first quarter of 2005 as compared to the first quarter of 2004, with operating rates at near full capacity in both periods. Finished goods inventories at March 31, 2005, representing 1.9 months of average sales, were slightly higher as compared to December 31, 2004 levels. The Company's production volume in the first quarter of 2005 was a new record for a first quarter.

The Company's TiO2 segment profit (see description of non-GAAP information below) for the first quarter of 2005 was $48.0 million compared with $26.2 million in the first quarter of 2004. Segment profit comparison was impacted by the net effects of the higher average TiO2 selling prices, higher production volumes and lower sales volumes. Fluctuations in foreign currency exchange rates did not have a significant effect on segment profit comparison.

Interest expense to affiliates for the first quarter of 2004 relates primarily to the Company's $200 million 9% long-term note payable to affiliates issued in December 2003, which was prepaid in November 2004.

Other interest expense increased due primarily to higher levels of indebtedness resulting from the issuance of an additional (euro)90 principal amount of the Company's Senior Secured Notes in November 2004. Additionally, other interest expense increased due to relative changes in foreign currency exchange rates, which increased the U.S. dollar equivalent of interest expense in the first quarter of 2005 on the Company's (euro)285 million Senior Secured Notes issued in June 2002 (and outstanding during the first quarter of 2004) by approximately $500,000 as compared to the year-ago period.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

     o Future supply and demand for the Company's products,
     o The cyclicality of certain of the Company's businesses,
     o Customer inventory levels,
     o Changes in raw material and other operating costs,
     o The possibility of labor disruptions,
     o General global economic and political conditions,
     o Competitive products and substitute products,
     o Customer and competitor strategies,
     o The impact of pricing and production decisions,
     o Competitive technology positions,
     o Fluctuations in currency exchange rates,
     o Operating interruptions,
     o The ability of the Company to renew or refinance credit facilities,
     o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
     o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
     o Government laws and regulations and possible changes therein,
     o The ultimate resolution of pending litigation, and
     o Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

     o The Company discloses percentage changes in its average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average TiO2 selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average TiO2 selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.
     o The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

                             KRONOS WORLDWIDE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)



                                               Three months ended
                                                    March 31,
                                            -----------------------
                                                2004        2005
                                            ----------- -----------
Net sales                                   $   263.3   $  291.9
Cost of sales                                   202.3      207.7
                                            ----------  ----------

     Gross margin                                61.0       84.2

Selling, general and administrative expense      35.2       37.2
Other operating income (expense):
   Currency transactions, net                      .2         .9

   Corporate expense                              (.4)      (1.4)
                                            ----------  ----------

     Income from operations                      25.6       46.5

Other income (expense):
   Trade interest income                           .2         .1
   Other interest income                           .2         .3
   Interest expense to affiliates                (4.5)        -
   Other interest expense                        (9.2)     (11.8)
                                            ----------  ----------

     Income before income taxes                  12.3       35.1


Income tax expense                                2.5       13.7
                                            ----------  ----------

     Net income                             $     9.8   $   21.4
                                            ==========  ==========

Basic and diluted net income per share      $     .20   $    .44
                                            ==========  ==========


Basic and diluted weighted-average
shares used in the calculation of net
income per share                                  48.9       48.9

TiO2 data - metric tons in thousands:
   Sales volumes                                 118.1      114.3
   Production volumes                            116.9      121.6


                             KRONOS WORLDWIDE, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)

                                              Three months ended
                                                    March 31,
                                            -----------------------
                                                2004        2005
                                            ----------- -----------
Segment profit                              $     26.2  $    48.0

Adjustments:
   Trade interest income                           (.2)       (.1)
   Corporate expense                               (.4)      (1.4)
                                            ----------  ----------

Income from operations                      $     25.6  $    46.5
                                            ==========  ==========




                     RECONCILIATION OF PERCENTAGE CHANGE IN
                           AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)

                                                             Three months ended
                                                                  March 31,
                                                                2005 vs. 2004
                                                             -------------------
Percentage change in average selling prices:
    Using actual foreign currency exchange rates                    +13%
    Impact of changes in foreign currency exchange rates             -5%
                                                                  --------
    In billing currencies                                            +8%
                                                                  ========
